Exhibit 10.1

SIXTH AMENDMENT TO LOAN AGREEMENT

        This Sixth Amendment to Loan Agreement is made and entered into effective the 23rd day of January, 2007, by and between U.S. Bank National Association, a national banking association, with an address of 141 North Main Avenue, Post Office Box 5308, Sioux Falls, South Dakota 57117-5308 (“Lender”) and Daktronics, Inc., a South Dakota corporation, with an address of 331 — 32nd Avenue, Brookings, South Dakota 57006 (“Borrower”).

RECITALS:

         A.   Lender and Borrower entered into a Loan Agreement dated October 14, 1998 and Borrower executed and delivered to Lender a Revolving Note dated October 14, 1998, in the original principal sum of $15,000,000.00.

         B.   The Loan Agreement and Revolving Note were amended by an Amendment to Loan Agreement and a Modification of Promissory Note, each dated November 30, 1999, an Amendment to Loan Agreement and a Modification of Promissory Note, each dated December 8, 2000, a Third Amendment to Loan Agreement and Revolving Note dated June 20, 2002, a Fourth Amendment to Loan Agreement and Revolving Note dated December 2, 2003, and a Fifth Amendment to Loan Agreement and Revolving Note dated October 1, 2005.

         C.   Pursuant to the Amendment to Loan Agreement and the Modification of Promissory Note dated November 30, 1999, the loan amount was increased to $20,000,000.00 (the “Revolving Loan”).

         D.   Lender and Borrower desire to renew and amend the Revolving Note (pursuant to a Renewal Revolving Note dated even date herewith) to increase the principal amount of the loan and extend the maturity date thereof, and to correspondingly amend the Loan Agreement.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower and Lender covenant and agree as follows:

         1.   The following definitions in Section 1.1 of the Loan Agreement are amended and restated as follows:

              “Revolving Loan Maturity Date":   November 15, 2008.

             “Revolving Note”: The Renewal Revolving Note dated January 23, 2007, along with any amendments, renewals, or extensions thereof.

         2.   Borrower and Lender acknowledge that the “Term Note” as defined in the Loan Agreement has been repaid. All references in the Loan Agreement to the “Term Loan” and “Term Note” are deleted.

         3.   Section 2.1 of the Loan Agreement is amended and restated as follows:

         Section 2.1 Revolving Loan. Upon the terms and subject to the conditions hereof, Lender agrees to make available a revolving loan (the “Revolving Loan”) to Borrower in the principal amount of Forty-five Million and No/100 Dollars ($45,000,000.00). Borrower may obtain advances, prepay and obtain new advances under the Revolving Loan.

         Borrower may request and Lender shall issue as part of the Revolving Loan, letters of credit in a total amount not to exceed $10,000,000.00. Letters of credit not exceeding a total amount of $1,000,000.00 may have an expiration date of no later than November 15, 2009. Otherwise, all letters of credit shall expire on or before November 15, 2008. The amount available to be borrowed under the Revolving Loan shall be correspondingly reduced by the face amount of all letters of credit issued. Notwithstanding any agreement to the contrary, Lender shall have no obligation to issue any letter of credit, or to amend, extend, renew or replace any letter of credit, unless it is in form and substance acceptable to Lender.

         4.   Section 2.3 of the Loan Agreement is amended and restated as follows:

         Section 2.3 Loan Fee. Borrower shall pay Lender a loan fee of .1% per annum on the average daily unused amount of the Revolving Loan from and after January 23, 2007 through the Revolving Loan Maturity Date, computed on the basis of the actual number of days elapsed and a 360-day year. The amount of such loan fee accruing during each quarter shall be due and payable on or before the 30th day of the following quarter, provided that the loan fee remaining unpaid shall be due and payable when the unpaid balance of principal and interest under the Revolving Note becomes due and payable in full. “Unused amount of the Revolving Loan” means the difference of (a) the amount of the Revolving Loan, minus, (b) the aggregate outstanding principal amount of the advances and outstanding letters of credit.

         5.   Section 5.8 of the Loan Agreement is deleted.

         6.   Section 6.1 of the Loan Agreement is amended and restated as follows:

         Section 6.1 Financial Statements and Reports. The Borrower will furnish to the Lender:

         6.1(a)  As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of income, cash flow and changes in stockholders’ equity, a balance sheet as of the end of the year and notes thereto, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by an independent certified public accountant of recognized regional standing selected by the Borrower. Provided Borrower is in compliance with all filing requirements of the Securities and Exchange Commission and timely files all of the above information with the Securities and Exchange Commission within the time frame above, Borrower shall not be obligated to provide such financial information to Lender.

         6.1(b)  As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, unaudited financial statements for Borrower for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, substantially similar to the annual audited statements. Provided Borrower is in compliance with all filing requirements of the Securities and Exchange Commission and timely files all of the above information with the Securities and Exchange Commission within the time frame above, Borrower shall not be obligated to provide such information to Lender.

         6.1(c)  [Reserved].

         6.1(d)  [Reserved].

         6.1(e)  [Reserved].

         6.1(f)  Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

         6.1(g)  From time to time, such other information regarding the business, operation and financial condition of the Borrower as the Lender may reasonably request.

         7.   Section 6.10 of the Loan Agreement is deleted.

         8.   Section 6.11 of the Loan Agreement is deleted.

         9.   Schedule VI to the Loan Agreement (“Schedule VI”) is amended and restated as attached to this Sixth Amendment.

        10.   Section 7.3 of the Loan Agreement is amended and restated to read as follows:

         Setoff. From time to time, in connection with the payment of principal and interest due and payable under the Revolving Note, and in all other instances after the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender, to charge Borrower’s accounts and deposits with Lender (general or special, time or demand, provisional or final), other than third party security accounts, and to pay over to Lender an amount equal to all amounts from time to time due and payable to the Lender hereunder, under the Revolving Note, or under any of the Loan Documents or other promissory notes or instruments. Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by the Borrower with Lender.

        11.   Except as modified herein, all the terms and conditions of the Loan Agreement, including previous amendments thereto, shall remain in full force and effect.

        12.   Borrower acknowledges that the Loan Agreement and related Loan Documents are and shall remain the legal and binding obligation of Borrower, free of any claim, defense, or offset.

BORROWER:

DAKTRONICS, INC.

By: s/s James B. Morgan
James B. Morgan
Its: Chief Executive Officer

By: s/s William R. Retterath
William R. Retterath
Its: Chief Financial Officer

LENDER:

U.S. BANK NATIONAL ASSOCIATION

Caryl Wynja, Its Senior Vice President

STATE OF SOUTH DAKOTA )

                                                           :SS

COUNTY OF Brookings            )

        On this the 23rd day of January, 2007, before me personally appeared James B. Morgan, known to me to be the Chief Executive Officer, and William R. Retterath, known to me to be the Chief Financial Officer, of Daktronics, Inc., the corporation that is described in and that executed the within instrument and acknowledged to me that such corporation executed the same.

        IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public - South Dakota

My Commission Expires:(seal)

STATE OF SOUTH DAKOTA )

                                                           :SS

COUNTY OF Minnehaha           )

        On this the 23rd day of January, 2007, before me personally appeared Carl Wynja, known to me to be the Senior Vice President, of U.S. Bank National Association, the national bank association that is described in and that executed the within instrument and acknowledged to me that such corporation executed the same.

        IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public - South Dakota

My Commission Expires:(seal)

SCHEDULE VI

ADDITIONAL COVENANTS

        Until the Revolving Note and all of the other Obligations are paid and performed in full, unless the Lender shall otherwise consent in writing:

        Dividends. The Borrower will not pay in excess of current year’s net profit after tax any dividends or otherwise make any distributions on, or redemptions of, any of its outstanding stock.

        Minimum Adjusted Fixed Charge Coverage Ratio. The Borrower will not permit its Minimum Adjusted Fixed Charge Ratio, as of the last day of any fiscal year for the four consecutive fiscal quarters ending on that date to be less than 2 to 1.

        For purposes hereof, the following definitions have the following meanings:

         “EBITDA”: For any period of determination, the net income of the Borrower before deductions for income taxes, interest expense, depreciation and amortization, all as determined in accordance with GAAP.

         “Adjusted Fixed Charge Coverage Ratio”: For any period of determination with respect to the Borrower, the ratio of

                (a)   EBITDA minus the sum of (i) any dividends or other distributions, (ii) a reserve for maintenance capital expenditures in the amount of $4,000,000.00, and (iii) tax expenses, to

                (b)   all required principal and interest payments with respect to Indebtedness (including but not limited to all payments with respect to capitalized lease obligations of the Borrower), in each case determined for said period in accordance with GAAP.

        “Indebtedness”: All interest-bearing obligations, including those represented by bonds, debentures, or other debt securities, except principal reductions on the Revolving Loan.

        IBD/EBITDA Ratio. The Borrower will not permit the ratio of its IBD to EBITDA, as of the last day of any fiscal quarter to be greater than 1 to 1.

        For purposes hereof, the following definitions have the following meanings:

        “IBD”: All interest bearing obligations, including those represented by bonds, debentures, or other debt securities, excluding any long-term contractual obligations related to marketing transactions whose source of payment is underlying advertising agreements.

        “EBITDA”: For any period of determination, the net income of the Borrower before deductions for income taxes, interest expense, depreciation and amortization, all as determined in accordance with GAAP. This computation will use the last four quarters.